10F-3 Report
CGCM Small Capitalization Growth Investments
	9/1/2008		through		8/31/2009

ID	Issuer Name	Trade Date	Selling Dealer	Total Amount	Purchase Price	% Received by Fund	% of Issue (1)
1366	ChangeYou.com Ltd.	4/2/2009	Credit Suisse	15,000	$15.265	0.200%	0.200%
1433	Yingli Green Energy Holdings Ltd.	6/17/2009	Deutsche Bank	26,100	$12.48	0.168%	0.168%
1440	Chemspec International Ltd.	6/23/2009	Credit Suisse	4,800	$8.37	0.001%	0.001%
1501	GSI Commerce	8/12/2009	Banc of America	90,000	$17.00	0.759%	0.759%

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
				Other Participant Accounts	Issue Amount	Total Received All Funds
1366	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:			0.00	7,500,000.00	15,000.00
1433	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:			0.00	15,500,000.00	26,100.00
1440	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:			0.00	485,220,000.00	4,800.00
1501	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:			0.00	11,850,000.00	90,000.00